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EXHIBIT 12

Questar Market Resources, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges

                                                         Year Ended December 31,
                                            --------------------------------------------------
                                                        2001             2000            1999
                                            --------------------------------------------------
                                                          (Dollars In Thousands)
EARNINGS

Income before income taxes                          $155,352        $ 116,426       $  61,371
Less income, plus loss  from Canyon Creek               (288)            (162)           (231)
Plus distributions from Canyon Creek                     252              304             297
Less income from Roden                                  (213)            (290)
Plus distributions from Roden                            301              355
Plus debt expense                                     22,872           22,922          17,363
Plus interest portion of rental expense                1,112              985             855
                                            --------------------------------------------------
                                                    $179,388        $ 140,540       $  79,655
                                            ==================================================

FIXED CHARGES

Debt expense                                        $ 22,872        $  22,922       $  17,363
Plus interest portion of rental expense                1,112              985             855
                                            --------------------------------------------------
                                                    $ 23,984        $  23,907       $  18,218
                                            ==================================================

Ratio of Earnings to Fixed Charges                      7.48             5.88            4.37

For purposes of this presentation, earnings represent income before income taxes and fixed charges. Fixed charges consist of total interest charges, amortization of debt issuance costs, and the interest portion of rental costs estimated at 50%. Income before income taxes includes QMR's 50% share of pretax earnings of Blacks Fork. Distributions from less than 50% owned are included in the calculation, while earnings are from these same enterprises are excluded.